UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2011

INTEGRATED MANAGEMENT INFORMATION, INC.
(Exact Name of Registrant as Specified in its Charter)

Colorado (State or Other Jurisdiction of Incorporation)	333-133634 (Commission File Number)	43-1802805 (I.R.S. Employer Identification No.)

221 Wilcox, Suite A
Castle Rock, Colorado		80104
(Address of Principal Executive Offices)		(Zip Code)

(303) 895-3002
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 22, 2011, Integrated Management Information, Inc., a Colorado corporation, entered into a U.S. Small Business Administration Note with Great Western Bank. The Note which matures on May 1, 2021 provides for $200,000 in additional working capital. The interest rate on the Note is at prime plus 2.5% and is adjusted quarterly. Principal and interest are payable monthly. As of April 22, 2011, the current effective rate is 5.75%. The note can be prepaid without penalties.

The loan agreement is secured by the accounts receivable, property and equipment, and intangible assets of the Company. The Note is further guaranteed by John and Leann Saunders, founders of the Company, with a security interest in 3,000,000 shares of Integrated Management Information, Inc. stock. The 3,000,000 shares are personally owned by the Saunders.

The Note contains certain customary affirmative and negative covenants. A copy of the Note will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending March 31, 2011.

Simultaneous with the closing of the new loan agreement with Great Western Bank, the Company amended the terms of its existing $300,000 in unsecured debt. The note is held by a major shareholder who is related to Pete Lapaseotes, a director of the Company. Modifications to the terms of the existing agreement include a reduction in the interest rate from 9% to 6% annually, as well as an extension of the maturity date from September 12, 2012 to March 31, 2014. Principal is due in full upon the maturity date; interest is payable quarterly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED MANAGEMENT INFORMATION, INC.
(Registrant)

	By:	/s/ John Saunders
Date: April 28, 2011		John Saunders
Chief Executive Officer